Exhibit 99.1

Press Release Investor Relations/Media Contact: Faith Pomeroy-Ward 301-944-6585

20425 Seneca Meadows Parkway Germantown, MD 20876
MIDDLEBROOK PHARMACEUTICALS REPORTS
THIRD QUARTER 2008 FINANCIAL RESULTS
Company prepares to launch Moxatag™, the first and only
FDA-approved once-daily amoxicillin, in the first quarter of 2009
Highlights
•	MiddleBrook Pharmaceuticals received stockholder approval for and closed a $100 million financing transaction with Equity Group Investments, L.L.C. (EGI). (Sept.)

•	MiddleBrook repurchased the Keflex® assets for approximately $11.0 million from Deerfield Management and redeemed the Deerfield warrant for $8.8 million in conjunction with the EGI transaction. (Sept.)

•	John Thievon became president & CEO, and David Becker became executive vice president & CFO effective upon the close of the EGI transaction. (Sept.)

•	The MiddleBrook team was expanded to include additional senior leaders with proven track records in commercial operations. (Sept. – Nov.)

•	MiddleBrook engaged TalenTactics™ to lead its national sales force hiring efforts and teamed with VCG & Associates to obtain managed-care coverage for Moxatag (extended-release amoxicillin) Tablets, 775mg. (Oct.)

•	The Company’s Moxatag patents were listed in FDA’s Orange Book. (Oct.)

•	MiddleBrook President & CEO John Thievon presented at the 10th Annual Rodman & Renshaw Healthcare Conference. (Nov.)
Germantown, Md. (Nov. 13, 2008) – MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) today announced financial and operational results for the quarter ended Sept. 30, 2008.
MiddleBrook President & CEO John Thievon said, “We have made significant progress since September. We have expanded the MiddleBrook senior leadership team, and our accomplished science team is now complemented with operationally strong executives, many of whom have a shared history of commercial success.”
“We will begin recruiting our national field force shortly, and the entire MiddleBrook team is energized and focused on the execution of our plan to successfully launch our first proprietary Pulsys® product, Moxatag – the first and only FDA-approved once-daily amoxicillin – in first quarter 2009,” Thievon continued.

Third Quarter 2008 Financial Results:
MiddleBrook reported third quarter 2008 revenue of $2.3 million, compared to revenue of $3.1 million in the third quarter of 2007. The lower revenue is due primarily to the fact that during 2007 MiddleBrook reduced the size of its contract sales force from 75 to 30 representatives in order to lower expenses.
The Company reported cost of goods sold in the amount of $0.3 million, compared to $1.2 million in the prior year period. The decline is due primarily to the third quarter 2007 write-off of obsolete immediate-release Keflex (cephalexin USP) capsules inventory.
Research and development (R&D) expenses in the third quarter were $6.9 million, compared to third quarter 2007 R&D expenses of $5.5 million. Third quarter 2008 R&D expenses include a loss on R&D equipment sold during the quarter of $1.0 million and a $3.1 million impairment of leasehold improvements related to currently unused leased space which the Company plans to sublease. In 2007, R&D headcount was reduced and all development activities outside of those related to Moxatag were put on hold. These actions partially offset the expense associated with the loss and the impairment.
Selling, general and administrative (SG&A) expense was $7.0 million in the third quarter of 2008, compared to $6.5 million in the prior-year period. Third quarter 2008 SG&A expense includes $2.1 million in severance expense associated with management changes related to the EGI transaction. The severance expense more than offset savings generated from lower headcount, including the reduced contract sales force and the other cost reduction efforts.
Net loss was $(12.5) million for the third quarter, compared to a net loss of $(10.1) million in the third quarter of 2007. Net loss per share during the third quarter of 2008 was $(0.19), compared to a net loss per share of $(0.22) in the prior- year quarter. The number of shares used in the per share calculation was 64.6 million for the current quarter and includes the weighted average impact of the 30.3 million new shares purchased by EGI in Sept. 2008.
Outlook:
MiddleBrook now expects 2008 net sales to be approximately $9.0 million as a result of declining Keflex prescriptions due to the lower number of physician detail calls made as a result of the reduction in the size of the Company’s contract sales force. At the end of 2008, MiddleBrook anticipates that it will have combined cash and marketable securities balance in excess of $70 million. Cash utilization during the fourth quarter 2008 is expected to increase as a result of the new sales infrastructure and the purchase of the initial Moxatag inventory for the upcoming launch.
MiddleBrook’s current plan anticipates that 2009 net sales will be in excess of $40 million for Moxatag and Keflex combined, assuming the successful commercial launch of Moxatag in the first quarter of 2009 and no generic competition for Keflex 750mg.
As part of MiddleBrook’s current 2009 plan, MiddleBrook will build a field force consisting of about 270 professional field sales representatives at a fully-burdened annual cost of approximately $190 thousand per sales representative.

MiddleBrook’s current 2009 plan indicates that the Company expects to advance the Keflex Pulsys development project, contingent upon the success of the Moxatag launch. Additionally, the current MiddleBrook 2010 plan supports the potential for achieving operating profitability without the need for additional equity financing.
Third Quarter 2008 Conference Call and Webcast
MiddleBrook Pharmaceuticals, Inc. is scheduled to announce its financial results for the third quarter of 2008 today, Thursday, Nov. 13, 2008, before the market opens. At 9:00 a.m. (ET) today, MiddleBrook management will conduct a conference call to review the Company’s third quarter financial results.
To listen live to the call, dial 1-800-813-8504 or 1-706-643-7752. A replay of the call will be available starting at approximately 11 a.m. on Nov. 13 through 5 p.m. on Nov. 20, 2008. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID # 71538195.
A live audio webcast of the conference call also will be available by going to the Investor Relations section of MiddleBrook’s web site, www.middlebrookpharma.com. A replay of the webcast will be available starting at approximately 11 a.m. on Nov. 13 through 5 p.m. on Dec. 12, 2008.
About Moxatag:
Moxatag (amoxicillin extended-release) Tablets, 775mg, is a once-a-day extended-release formulation of amoxicillin for oral administration consisting of three components: one immediate-release component and two delayed-release components. The three components of Moxatag are combined in a specific ratio to prolong the release of amoxicillin compared to immediate-release amoxicillin. Moxatag is intended to provide a lower treatment dose, once- daily alternative to currently approved penicillin and amoxicillin regimens for the treatment of adults and pediatric patients 12 years and older with tonsillitis and/or pharyngitis. For more information about Moxatag, please visit www.middlebrookpharma.com.
About Keflex:
Keflex, immediate-release (cephalexin USP) capsules, is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram- negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on Keflex and prescribing information are available at www.middlebrookpharma.com/products_antibiotics/keflex_antibiotics.aspx.
About MiddleBrook Pharmaceuticals:
MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) is a pharmaceutical company focused on developing and commercializing anti-infective products that fulfill unmet medical needs. We are currently developing a portfolio of anti-infective products utilizing our proprietary, once-a-day pulsatile delivery technology called Pulsys. Our near-term corporate strategy is to improve dosing regimens and/or frequency of dosing which we believe will result in improved patient dosing convenience and compliance for antibiotics that have been used and trusted by physicians and patients for decades. The Company currently markets the Keflex brand of cephalexin and has received regulatory approval for Moxatag – the first and only once-daily amoxicillin product approved for marketing in the U.S. For more information about MiddleBrook, please visit www.middlebrookpharma.com.
Forward-Looking Statements
This announcement contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, that involve risks and uncertainties. In some cases, forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “potential,” “estimate,” “will,” “may,” “predict,” “should,” “could,” “would” and similar expressions. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this announcement. All of these forward-looking statements are based on information available to us at this time. Actual results could differ from those projected in these forward-looking statements as a result of many factors, including those identified in the sections titled “Risk Factors,” in our Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on October 17, 2008, and in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our Annual Report on Form 10-K for the year ended Dec. 31, 2007 and in similar disclosures made by us from time to time in our other filings with the Securities and Exchange Commission. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the Securities and Exchange Commission. MiddleBrook, MiddleBrook Pharmaceuticals (stylized), MiddleBrook Pharmaceuticals, Inc., Pulsys, Moxatag and Keflex are our trademarks and have been registered in the U.S. Patent and Trademark Office or are the subject of pending U.S. trademark applications. Each of the other trademarks, tradenames or services marks appearing in this document belongs to its respective holder.
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Source: MiddleBrook Pharmaceuticals, Inc.

MiddleBrook Pharmaceuticals, Inc.
Consolidated Statements of Income
(Amounts in thousands, except per share amounts)

	For the three months		For the Nine Months Ended
	ended September 30,		September 30,
	2008	2007	2008	2007
Product sales	$2,267	$3,145	$7,183	$7,598

Costs and expenses:
Cost of product sales	350	1,184	1,345	1,865
Research and development	6,898	5,509	14,270	18,485
Selling, general and administrative	7,004	6,476	15,695	20,474

Total expenses	14,252	13,169	31,310	40,824

Loss from operations	(11,985)	(10,024)	(24,127)	(33,226)

Interest income	172	126	387	482
Interest expense	—	(159)	—	(529)
Change in fair value of warrants	(954)	—	(6,714)	—
Other income (expense)	—	—	—	75

Loss including noncontrolling interest	(12,767)	(10,057)	(30,454)	(33,198)

Loss (gain) attributable to noncontrolling interest	305	—	485	—

Net loss	$(12,462)	$(10,057)	$(29,969)	$(33,198)

Basic and diluted net loss per share applicable to common stockholders	$(0.19)	$(0.22)	$(0.52)	$(0.78)

Shares used in calculation of basic and diluted net loss per share	64,649	46,651	58,021	42,832

MiddleBrook Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$74,343	$1,952
Marketable securities	8,927	—
Accounts receivable, net	577	688
Inventories, net	419	688
Prepaid expenses and other current assets	1,565	1,142

Total current assets	85,831	4,470

Property and equipment, net	3,637	10,929
Restricted cash	872	872
Deposits and other assets	426	175
Intangible assets, net	11,691	7,220

Total assets	$102,457	$23,666

LIABILITIES, NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,591	$1,660
Accrued expenses	4,945	5,613

Total current liabilities	7,536	7,273

Warrant liability	—	2,100
Deferred contract revenue	11,625	11,625
Deferred rent and credit on lease concession	955	1,178

Total liabilities	20,116	22,176

Noncontrolling interest	—	7,338

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.01 par value; 25,000 shares authorized, no shares issued or outstanding at September 30, 2008 and December 31, 2007	—	—
Common stock, $0.01 par value; 225,000 shares authorized, and 86,420 and 46,749 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	864	467
Capital in excess of par value	306,743	189,019
Accumulated deficit	(225,303)	(195,334)
Accumulated other comprehensive income	37	—

Total stockholders’ equity (deficit)	82,341	(5,848)

Total liabilities, noncontrolling interest and stockholders’equity (deficit)	$102,457	$23,666

MiddleBrook Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:

Net loss	$(29,969)	$(33,198)
Adjustments to reconcile net income to net cash in operating activities:
Loss attributable to noncontrolling interest	(485)	—
Depreciation and amortization	5,850	3,447
Change in fair value of warrants	6,714	—
Stock-based compensation	1,256	1,972
Deferred rent and credit on lease concession	(223)	(48)
Amortization of premium on marketable securities	(30)	(69)
Loss on disposal of fixed assets	968	—
Changes in:
Accounts receivable	111	(1,029)
Inventories	269	988
Prepaid expenses and other current assets	472	483
Deposits other than on property and equipment, and other assets	(250)	250
Accounts payable	931	706
Accrued expenses	(657)	(1,975)
Deferred product revenue	—	(189)

Net cash used in operating activities	(15,043)	(28,662)

Cash flows from investing activities:
Repurchase of Keflex assets from Deerfield	(12,190)	—
Purchases of marketable securities	(11,240)	(5,868)
Sale and maturities of marketable securities	2,380	5,530
Purchases of property and equipment	(39)	(246)
Deposits on property and equipment	—	(1,150)
Proceeds from sale of fixed assets	472	—

Net cash used in investing activities	(20,617)	(1,734)

Cash flows from financing activities:
Proceeds from private placement of common stock, net of issue costs	115,943	22,412
Payments on lines of credit	—	(2,000)
Proceeds from exercise of common stock options	758	115
Proceeds from exercise of common stock warrants	164	—
Payment to settle warrant liability	(8,814)	—

Net cash provided by financing activities	108,051	20,527

Net increase (decrease) in cash and cash equivalents	72,391	(9,869)
Cash and cash equivalents, beginning of period	1,952	14,857

Cash and cash equivalents, end of period	$74,343	$4,988

Supplemental disclosure of cash flow information:

Cash paid for interest	$—	$475

Supplemental disclosure of noncash transactions:
Reclassification of liability related to early exercises of restricted stock to equity upon vesting of the restricted stock	$—	$19